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                                                                      EXHIBIT 21
                              LIST OF SUBSIDIARIES
                                 OF REGISTRANT

1.       The First National Bank of Gainesville
         Gainesville, Georgia

2.       First National Bank of Habersham
         Cornelia, Georgia

3.       Granite City Bank
         Elberton, Georgia

4.       Bank of Clayton
         Clayton, Georgia

5.       First National Bank of White County
         Cleveland, Georgia

6.       First National Bank of Jackson County
         Jefferson, Georgia

7.       The Citizens Bank
         Toccoa, Georgia

8.       Bank of Banks County
         Homer, Georgia

9.       First National Bank of Gilmer County
         Ellijay, Georgia

10.      The Peoples Bank of Forsyth County
         Cumming, Georgia

11.      Pickens County Bank
         Jasper, Georgia

12.      The First National Bank of Paulding County
         Dallas, Georgia

13.      Citizens Bank, Ball Ground, Georgia
         Ball Ground, Georgia

14.      Bank of Villa Rica
         Villa Rica, Georgia

15.      The Community Bank of Carrollton
         Carrollton, Georgia

16.      The Commercial Bank, Douglasville, Georgia
         Douglasville, Georgia

17.      Barrow Bank & Trust Company
         Winder, Georgia
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18.      FF Bancorp, Inc.
         New Smyrna Beach, Florida

19.      First Federal Savings Bank of New Smyrna
         New Smyrna Beach, Florida

20.      First Federal Savings Bank of Citrus County
         Inverness, Florida

21.      Key Bancshares, Inc,
         Tampa, Florida

22.      The Key Bank of Florida
         Tampa, Florida

All of the above listed subsidiaries are organized under the laws of the United States in the case of national banks and savings banks and under the laws of the State of Georgia in the case of state chartered banks, except FF Bancorp, Inc., Key Bancshares, Inc., and The Key Bank of Florida, which are organized under the laws of the State of Florida.